Exhibit 99.2

Summit Wireless Technologies Provides Fourth Quarter Update

San Jose, CA – March 27, 2019 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, provided an update for the fourth quarter ended December 31, 2018.

“Summit continues to grow the WiSA ecosystem and establish the WiSA brand as the ubiquitous standard for the highest quality immersive sound for consumers worldwide,” said Summit Wireless President and CEO Brett Moyer. “With the member additions announced today, WiSA Association membership has grown to 66 brand members, or an increase of 83% in the last twelve months.”

“Consumers are seeking high-quality immersive sound solutions. Streaming content is growing exponentially, and TV audio quality is declining. Further, esports viewership is exploding, with 2019 event participation overtaking traditional sports. Summit’s new partnership with THX expands our market opportunity in the $40 billion gaming hardware business. In 2019, we estimate that there will be up to 60 million units of WiSA Ready™ platforms* - including TVs, Xboxes, gaming PCs and AVRs - in the market, which translates into a possible total available market of more than 300 million WiSA enabled speakers,” stated Michael Howse, Interim Chief Strategy Officer and Director of Summit Wireless.

“Looking ahead, our customers have a line-up of high-quality WiSA Ready products planned to roll out to retail and expect 10 to 13 projects to ship between the second and third quarters. With the market expansion, WiSA membership increases, and strong WiSA Ready product reception, we expect revenue to ramp thereafter,” concluded Moyer.

Recent Highlights

•	Expanded Strategic Partnerships
o	THX Ltd. to develop and release modules that are Approved By THX™ and certifications for Summit customers and partners with an emphasis on the $137.9 billion market[1] for gaming and esports. With this partnership, THX joins the WiSA member network with certified products slated for launch later this year.
o	LG Electronics to leverage Summit technology and WiSA certification to make LG’s 2019 line of OLED and flagship UHD LCD TVs WiSA Ready and compatible with WiSA USB Transmitters™ as well as a range of intelligent, WiSA Certified™ speakers that together deliver unprecedented wireless sound for the home entertainment experience.

•	Grew WiSA Association Membership
o	Increased WiSA membership to 66 brands representing an increase of 83% from the end of the first quarter last year.
o	Added 18 new member brands since January 1, 2019.

•	Product Rollout
o	Harman began rolling out its Citation line in Northern Europe in November, China in February, and North America this month. New York City residents can see the Citation line of speakers and soundbars with WiSA technology at Harman’s flagship store at 527 Madison Ave.
o	Announced the certification of Klipsch® Reference Wireless speakers from Klipsch Group. Available in June 2019, this new line of Klipsch loudspeakers was awarded “Best of CES” from Digital Trends, AVS Forum, and Hi-Def Digest at Consumer Electronics Show (CES) 2019.
o	Preparing to launch WiSA Certified products from nine leading wireless speaker manufacturers across North America, Europe and Asia prior to the holiday season.

•	Corporate Actions
o	Appointed James Cheng to vice president of worldwide sales to lead the company’s efforts to partner with the world’s top consumer electronic brands in the family entertainment, gaming and home theater categories. Cheng holds a PhD in electrical engineering from Stony Brook University, an MBA from NYU Stern School of Business and has more than 15 years of experience leading international business development for Silicon Valley tech brands with extensive experience in ecosystem and partner development.

Summit Wireless Investor Update Conference Call

Summit Wireless will host a conference call at 8:30 a.m. Pacific Standard Time today, March 27, 2019, to provide a business update. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 323-994-2132 or 800-347-6311 and referencing code 8070835 approximately 10 minutes prior to the start time. A live webcast of the call and accompanying slide presentation will be on the investor relations section of the company’s website at ir.summitwireless.com and available for approximately one year. An audio archive can be accessed for one week by dialing 412-317-6671 or 844-512-2921 and entering conference ID 8070835.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless, formerly named Summit Semiconductor, Inc., is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

* WiSA Ready TVs, gaming PCs and console systems are "ready" to transmit audio to WiSA Certified speakers when a WiSA USB Transmitter is plugged in and a user interface is activated through an APP or product design like LG TVs.

© 2019 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners.

[1]New	Zoo April 2018 Quarterly Update Global Games Market Report

Contact Information

Mary Magnani or Kirsten Chapman

Investor Relations

Summit Wireless Technologies

415.433.3777

summit@lhai.com